FOR IMMEDIATE RELEASE	Exhibit 99.1

November 16, 2015

Citizens Bancshares Corporation Announces Third Quarter 2015 Results

ATLANTA, November 16, 2015/PRNewswire-FirstCall/ -- Citizens Bancshares Corporation (OTC: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced third quarter 2015 net income before preferred dividends of $420,000 compared to a net income before preferred dividends of $376,000 for the same period last year. Net income available to common shareholders for the third quarter of 2015 was $361,000, or $0.16 per diluted common share, compared to $317,000, or $0.14 per diluted common share, reported for the third quarter of 2014.

Year-to-date, the Company reported a net income before preferred dividends of $1,196,000 compared to $1,265,000 for the same period in 2014. Net income available to common shareholders for the nine month period was $1,018,000, or $0.46 per diluted common share compared to $1,087,000, or $0.50 per diluted common share, reported for the same period in 2014.

Ms. Cynthia N. Day, President and Chief Executive Officer said, “We continue to execute our strategic initiatives. Our investment in human capital is paying off. Though we had a decline in net loans over previous year end due to large expected liquidations, average net loans increased 4% over the same period last year and our net interest margin showed positive improvement on a fully tax equivalent basis and increased to 3.68% from 3.33% reported last quarter and from 3.57% reported for the same period last year. Further, our balance sheet is well positioned to experience an improved net interest margin with the anticipated increase in interest rates.

Our fundamentals are strong and, despite the prolonged low interest rate environment, we are confident in our ability to deliver value to our clients and shareholders. We will remain focused on enhancing our customers’ experience as they partner with us. We will remain disciplined in our expense management while continuing to pursue partnerships that will allow us to diversify our revenue streams and generate other sources of non-interest income. We feel optimistic about the future. ”

Other financial highlights:

  Net average loans increased by $1.4 million year-over-year, $7.2 million year-to-date, and decreased by $8.5 million compared to the previous quarter. During the quarter, we experienced significant yet expected pay downs of $8.7 million in multifamily and hotel loans.
  Credit quality of the loan portfolio improved during the quarter as nonperforming loans decreased by $1.4 million to $4.3 million compared to the previous quarter, representing 2.32% of loans.
  For the third quarter of 2015, a provision for loan losses of $75,000 was charged against operating earnings due to growth in the loan portfolio. For the same period in 2014, a provision for loans was deemed not necessary.
  The bank continues to have a stable core deposit base with a high percentage of non-interest bearing deposits. On a quarterly average basis, noninterest-bearing deposits decreased by $5.2 million to $85.3 million in the third quarter of 2015 from the prior quarter due to customary fluctuations, and increased by $5.2 million on a year-to-date average basis in 2015.
  Total average deposits decreased during the third quarter of 2015 by $10.8 million to $336 million compared to the previous quarter. On a year-over-year basis, total average deposits decreased by $18.8 million primarily attributable to matured certificates of deposits that were not renewed due to rates.

  At September 30, 2015, the Company’s cost of funds was 0.20% compared to 0.23% for the same period last year.
  During the third quarter of 2015, the net interest margin on a fully tax equivalent basis increased to 3.68% compared to 3.57% for the same period last year.
  Total non-interest income increased by $79,000 and $312,000 compared to the same three and nine months period last year, respectively, primarily due to gains realized on the sale of securities.
  Non-interest expenses are closely managed and declined by $96,000 and $225,000 compared to the same three and nine months period last year, respectively.
  Capital levels remain well above regulatory capitalization standards. At September 30, 2015, both the Company and the Bank’s capital position exceed the well capitalized minimum levels required by regulation.
	3rd	3rd
(In thousands, expect per share data)	Quarter	Quarter
	2015	2014	Change
Income Statement
Net income available to common shareholders	$361	$317	13.9%
Net income per diluted common share	0.16	0.14	14.3%
Total revenues	4,436	4,323	2.6%
Provision for loan losses	75	—	100.0%
Noninterest income	1,069	990	8.0%
Noninterest expense	3,662	3,758	(2.6%)

Balance Sheet
Average loans, net	184,774	183,334	0.8%
Average deposits	336,268	355,086	(5.3%)

Companys' Capital
Total capital (to risk weighted assets)	26%	20%
Tier 1 capital (to risk weighted assets)	25%	19%
Tier 1 Common equity (to risk weighted assets)	N/A	N/A
Tier 1 capital (to average assets)	12%	11%

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks, and uncertainties. More information about these factors, risks, and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation

Citizens Bancshares Corporation

Samuel J. Cox, Chief Financial Officer
(404) 575-8306